UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

NAVISITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27597	52-2137343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Minuteman Road
Andover, Massachusetts		01810
(Address of principal executive offices)		(Zip code)

(978) 682-8300
(Registrant’s telephone number, including area code):

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Item 8.01 Other Events.

     As previously disclosed by NaviSite, Inc. (“NaviSite”), in late 2002, ClearBlue Technologies Management, Inc. (“ClearBlue”), a wholly owned subsidiary of NaviSite, filed a complaint against Lighthouse International (“Lighthouse”) alleging breach of a Professional Services Agreement dated as of May 9, 2001 between Lighthouse and AppliedTheory Corp., ClearBlue’s predecessor-in-interest, and claiming approximately $1.9 million in damages. In January 2003, Lighthouse filed its answer and made counterclaims against ClearBlue claiming approximately $8.1 million in damages. ClearBlue and Lighthouse recently engaged in non-binding mediation and on April 26, 2005 entered into a Settlement Agreement and Release (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, NaviSite and Lighthouse agreed to enter into a Services Agreement (the “Services Agreement”), within thirty (30) days of the date of the Settlement Agreement, pursuant to which NaviSite agreed to provide to Lighthouse and Lighthouse agreed to purchase from NaviSite $150,000 of web-hosting or, at the election of Lighthouse, other services (other than the purchase or lease of equipment or the licensing of third party software) within a two-year period, at commercially reasonable rates. In consideration for NaviSite providing and Lighthouse purchasing the services pursuant to the Services Agreement, ClearBlue, NaviSite and Lighthouse released each other from all claims that any party had or may have against the other for any matter arising prior to the date of the Settlement Agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2005	NAVISITE, INC.
/s/ John J. Gavin, Jr.
John J. Gavin, Jr.
Chief Financial Officer